UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 17, 2008
VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 17, 2008, Vion Pharmaceuticals, Inc. (the “Company”) announced to its employees that it had adopted a bonus and retention plan (the “Plan”) covering each Company employee, including the named executive officers. Under the Plan, which was approved by the Company’s board of directors and replaces the Company’s existing non-equity incentive compensation plan, each employee is entitled to an increased bonus target for the year ending December 31, 2008 payable in three installments: (i) 20% on September 30, 2008, (ii) 30% on the first pay period after the Company’s next pre-NDA meeting with the Food and Drug Administration and (iii) 50% on January 31, 2009, subject only to his or her continuous employment with the Company through the applicable bonus payment date. The named executive officer’s bonus targets for 2008 under the Plan are set forth below:

NAMED EXECUTIVE OFFICER	BONUS TARGET
Alan Kessman	$229,494	*
Howard B. Johnson	$108,000
Ann Lee Cahill	$100,000
Ivan King, Ph.D.	$75,000

*	Mr. Kessman’s target was not changed as to amount, but only as to the timing of payments adopted for all other employees.
Under the Plan, each employee is now entitled to severance of a certain amount, if they are terminated without cause or following a change of control of the Company prior to December 31, 2009. While each of the named executive officers (other than the Mr. Kessman whose employment agreement already provides for severance upon either termination without cause or upon a change of control) are already party to Change of Control Severance Agreements with the Company, the Plan also provides for severance, if the named executive officers are terminated without cause prior to December 31, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: July 18, 2008	By:	/s/ Howard B. Johnson
		Name:	Howard B. Johnson
		Title:	President and Chief Financial Officer